Exhibit 10.37
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the date signed by the Employer, between Activision Blizzard, Inc. (the “Employer” or “Activision Blizzard” and, together with its subsidiaries, the “Activision Blizzard Group”), and Lulu Cheng Meservey (“you”).
1.Term of Employment
(a)The term of your employment under this Agreement (the “Term”) shall commence on October 6, 2022 (the “Effective Date”) and shall end on October 31, 2024 (the “Expiration Date”) (or such earlier date on which your employment is terminated under Section 9). Except as set forth in Section 11(s), upon the Expiration Date (or such earlier date on which your employment is terminated) all obligations of the Employer and all of your rights and obligations under this Agreement shall immediately lapse.
(b)You and the Employer each agree to provide the other with at least six (6) months’ prior notice of any intent not to continue your employment following the Expiration Date. If your employment continues beyond the Expiration Date, you shall remain an at-will employee and your employment may be terminated by either party to this Agreement at any time for any reason.
2.Compensation
(a)Subject to the provisions of this Agreement, in full consideration for all rights and services provided by you under this Agreement, during the Term you shall receive only the compensation set forth in this Section 2. In addition, you acknowledge that on and after the Effective Date, you will not be entitled to additional compensation for your service as a member of the Board of Directors of Activision Blizzard or any committee thereof.
(b)Commencing on the Effective Date, you shall receive an annual base salary (“Base Salary”) of eight hundred fifty thousand dollars ($850,000), which shall be paid in accordance with the Employer’s payroll policies. Your Base Salary shall be reviewed periodically at the same time as similarly situated executives of the Employer and may be increased by an amount determined by the Employer, in its sole and absolute discretion.
(c)Beginning with respect to calendar year 2022, you will be eligible to receive an annual discretionary bonus (the “Annual Bonus”). The target amount of your Annual Bonus will be one hundred percent (100%) of your Base Salary on the Effective Date (and as in effect at the beginning of each year thereafter) and may be delivered in cash or equity or any combination thereof. In all instances, the actual amount and the form (e.g., cash and/or equity) of the Annual Bonus, if any, shall be determined by the Compensation Committee of the Board of Directors for Activision Blizzard (the “Compensation Committee”), in its sole and absolute discretion, and may be based on, among other things, your Base Salary, the portion of the year falling in the Term (e.g., a partial bonus with respect to your service during calendar year 2022 or any other calendar year determined in a manner consistent with similarly situated executives of the Employer who served during a portion of the year), your overall performance and the performance of the Employer. The cash and equity portion of the Annual Bonus, if any, will be paid at the same time as the cash and equity portion of the bonuses for that year are generally paid to other executives, but in no event earlier than the first day of the first month, or later than the fifteenth (15th) day of the third month, of the year following the year to which the Annual Bonus relates. In all instances, you must remain continuously employed by the Activision

Blizzard Group through the date on which the cash and equity portions of the Annual Bonus, if any, are paid, granted, or delivered to you, for you to be eligible to receive such Annual Bonus. Subject to your continued employment through the award date, your bonus for calendar year 2022 only (payable in 2023), shall be paid out at no less than the target amount, prorated based on the number of days actually employed in 2022.
(d)At the next regularly scheduled meeting of the Compensation Committee that includes equity granting on the agenda and occurs after the Effective Date, the 2022 Contract Equity Award (as defined below) shall be presented for approval; once approved, it shall be granted in the first open trading window thereafter. Activision Blizzard will grant to you an equity awards as follows:
(i)Activision Blizzard shall grant to you time-based vesting restricted share units (“RSUs”), which represent the conditional right to receive shares of Activision Blizzard’s common stock (“Shares”), with a value at the time of grant of approximately two million dollars ($2,000,000) (“2022 RSUs”). The actual number of RSUs awarded to you on the grant date shall be determined based on the Grant Date Price, and an applicable factor selected by the Employer and determined using the same methodology used with respect to similarly situated executives of the Employer. The number of RSUs awarded shall be rounded to the nearest whole number and shall be determined by the Compensation Committee in its sole and absolute discretion, and Activision Blizzard retains the discretion to modify the methodology for such calculations as needed, so long as such methodology is the same with respect to similarly situated executives of the Employer. The 2022 RSUs shall be eligible to vest beginning on the 15th day of the third month following the start date. One eighth (1/8) of the total number of shares granted shall be eligible to vest on that date, and every three months thereafter, until the full 2022 RSU grant has vested, subject to your remaining employed by Activision Blizzard through that date and otherwise satisfying the terms of the award.
(e)Within thirty (30) days of the Effective Date, the Employer will provide you with a sign on bonus in the amount of five hundred thousand dollars ($500,000) (less applicable taxes and withholdings) (“Long Term Commitment Bonus”). This Long Term Commitment Bonus will not be fully earned by you until you have completed continuous employment through October 31, 2024, under this Agreement. Should your employment terminate pursuant to Section 9(a), or you resign in breach of Section 9(c) prior to October 31, 2024, you will not have fully earned the Long Term Commitment Bonus and accordingly you agree to repay the Employer the Long Term Commitment Bonus within 60 days of the termination of your employment as follows: for such a termination prior to October 31, 2023, you will repay 100% of the Long Term Commitment Bonus; and, for such a termination between October 31, 2023 and October 31, 2024, you will repay 50% of the Long Term Commitment Bonus. If you remain employed by the Activision Blizzard Group continuously through October 31, 2024, the Long Term Commitment Bonus shall be fully earned as of that date such that if your employment subsequently terminates for any reason you will not have to repay any portion thereof. If you do not repay the Long Term Commitment Bonus or any portion of the bonus due upon demand by the Employer, you will be liable for the attorney’s fees and costs incurred by the Employer in having to collect such sums from you. The fact that you are receiving this Long Term Commitment Bonus and the terms under which you will be required to repay it in no way affect your other obligations under this Agreement.
3.Title; Location
You shall serve as the Executive Vice President, Corporate Affairs and Chief Communications Officer, of Activision Blizzard. You shall be permitted to work remotely. You will be required to travel from time to time for business reasons (including, but not limited to, regular travel to the Employer’s offices in Santa Monica).
4.Duties
You shall report directly to the Chief Executive Officer of the Employer (or such other executive of the Activision Blizzard Group as may be determined from time to time by it in its sole and absolute discretion) and shall have such duties commensurate with your position as may be assigned to you from time to time by the Chief Executive Officer (or, as applicable, such other executive designated by the Employer). As with all senior executives, your duties, responsibilities and title are subject to adjustment. You are also required to read, review and observe all of the Activision Blizzard Group’s policies, procedures, rules and regulations in effect from time to time during the Term that apply to employees of the Employer, including, without limitation, the Code of Conduct, as amended from time to time. You shall commit yourself to a diverse and inclusive work environment. You shall devote your full-time working time to the performance of your duties hereunder, shall faithfully serve the Employer, shall in all respects conform to and comply with the lawful directions and instructions given to you by the Chief Executive Officer (or such other executive of the Activision Blizzard Group as may be determined from time to time by the Employer in its sole and absolute discretion) and shall use your best efforts to promote and serve the interests of the Activision Blizzard Group. Further, you shall at all times place the Employer’s interests above your own, not take any actions that would conflict with the Employer’s interests and shall perform all your duties for the Employer with the highest duty of care. Further, you shall not, directly or indirectly, render services of any kind to any other person or organization, whether on your own behalf or on behalf of others, without the prior written consent of the Chief Executive Officer or otherwise engage in activities that would interfere with your faithful and diligent performance of your duties hereunder.
5.Expenses
Except to the extent provided herein, to the extent you incur necessary and reasonable travel or other business expenses in the course of your employment, you shall be reimbursed for such expenses, upon presentation of written documentation in accordance with the Employer’s policies in effect from time to time.

6.Other Benefits
(a)You shall be eligible to participate in all health, welfare, retirement, pension, life insurance, disability, perquisite and similar plans, programs and arrangements generally available to executives of the Employer from time to time during the Term, subject to the then-prevailing terms, conditions and eligibility requirements of each such plan, program, or arrangement. In addition to the foregoing benefits, Employer will provide you during the Term, at Employer’s expense, with a supplemental term life insurance policy with a face amount of $2,000,000 through a carrier of Employer’s choice (the “Target Face Amount”), subject to your insurability (“$2,000,000 Life Insurance Policy”). If it is determined that you are insurable at a higher cost than a healthy individual of like age, the face amount of such insurance coverage will be reduced to the maximum face amount of coverage that may be obtained for the cost of coverage of the Target Face Amount for such healthy individual.
(b)You expressly agree and acknowledge that, after the Expiration Date (or such earlier date on which your employment is terminated), you shall not be entitled to any additional benefits, except as specifically provided in this Agreement and the benefit plans in which you participate during the Term, and subject in each case to the then-prevailing terms, conditions, and eligibility requirements of each such plan.
7.Vacation and Paid Holidays
(a)You will generally be entitled to paid vacation days in accordance with the normal vacation policies of the Employer in effect from time to time; provided, however, that you will be entitled to accrue no less than twenty (20) paid vacation days per year unless your vacation balance exceeds the Employer’s then-current maximum.
(b)You shall be entitled to all paid holidays allowed by the Employer to its full-time employees in the United States.
8.Protection of the Employer’s Interests
(a)Duty of Loyalty. During the Term, you will owe a “Duty of Loyalty” to the Employer, which includes, but is not limited to, you not competing in any manner, whether directly or indirectly, as a principal, employee, agent, owner, or otherwise, with any entity in the Activision Blizzard Group; provided, however, that nothing in this Section 8(a) will limit your right to own up to five percent (5%) of any of the debt or equity securities of any business organization that is then required to file reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.
(b)Property of the Activision Blizzard Group. All rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by you, whether on your own time or not, alone or with others, during the term of your employment or resulting from your services which (i) relate in any manner at the time of conception or reduction to practice to the actual or demonstrably anticipated business of the Activision Blizzard Group, (ii) result from or are suggested by any task assigned to you or any work performed by you on behalf of the Activision Blizzard Group, (iii) were created using the time or resources of the Activision Blizzard Group, or (iv) are based on any property owned or idea conceived by the Activision Blizzard Group, shall be deemed to be a work made for hire and shall be the sole and exclusive property of the Activision Blizzard Group. You agree to execute, acknowledge and deliver to the Employer, at the Employer’s request, such further documents, including copyright and patent assignments, as the Employer finds appropriate to evidence the Activision Blizzard

Group’s rights in such property. Your agreement to assign to the Activision Blizzard Group any of your rights as set forth in this Section 8(b) shall not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870, where no equipment, supplies, facility or trade secret information of the Activision Blizzard Group was used, where the invention was developed entirely upon your own time, where the invention does not relate to the Activision Blizzard Group’s business, and where the invention does not result from any work performed by you for the Activision Blizzard Group.
(c)Covenant Not to Shop. Other than during the final six (6) months of the Term, you shall not negotiate for employment with any entity or person outside of Activision Blizzard. During any such search process and thereafter you shall remain strictly subject to your continuing obligations under this Agreement, including, without limitation, your Duty of Loyalty, compliance with Activision Blizzard’s policies and your confidentiality obligations.
(d)Confidentiality. You acknowledge, and the Employer agrees, that during your employment you will have access to and become informed of confidential and proprietary information concerning Activision Blizzard. During your employment and at all times following the termination of your employment, confidential or proprietary information of Activision Blizzard shall not be used by you or disclosed or made available by you to any person except as required in the course of your employment with Activision Blizzard or as otherwise provided for in the Employee Confidential Information Agreement attached as Exhibit A hereto (the “Confidential Information Agreement”). Upon the termination of your employment (or at any time on the Employer’s request), you shall return to Activision Blizzard all such information that exists, whether in electronic, written, or other form (and all copies or extracts thereof) under your control and shall not retain such information in any form, including without limitation on any devices, disks, cloud storage, or other media. You agree to advise the Employer of the location of any such materials and information and to cooperate fully with any instructions by the Employer concerning the retrieval of any such materials and other actions that the Employer determines to be appropriate to prevent your continued access to such materials and information. You acknowledge and agree that, because your duties will provide you with access to personal and private information of the Chairman, Chief Executive Officer and Lead Director (and their entities), you will sign and deliver a Non-Disclosure Agreement prior to the Effective Date. Without limiting the generality of the foregoing, you acknowledge signing and delivering to the Employer the Confidential Information Agreement as of the Effective Date and you agree that all terms and conditions contained in such agreement, and all of your obligations and commitments provided for in such agreement, shall be deemed, and hereby are, incorporated into this Agreement as if set forth in full herein.
(e)Return of Property and Resignation from Office. You acknowledge that, upon termination of your employment for any reason whatsoever (or at any time on the Employer’s request), you will promptly deliver to the Activision Blizzard Group or surrender to the Activision Blizzard Group’s representative all property of any entity in the Activision Blizzard Group, including, without limitation, all documents and other materials (and all copies thereof) relating to the Activision Blizzard Group’s business, all identification and access cards, all contact lists and third party business cards however and wherever preserved, and any equipment provided by any member in the Activision Blizzard Group, including, without limitation, computers, telephones, personal digital assistants, memory cards and similar devices that you possess or have in your custody or under your control. You will cooperate with the Activision Blizzard Group by participating in interviews to share any knowledge you may have regarding the Activision Blizzard Group’s intellectual or other property with personnel designated by the Activision Blizzard Group. You also agree to resign from any office held by you within the Activision Blizzard Group immediately upon termination of your employment for any reason whatsoever (or at any time on the Employer’s request); you irrevocably appoint any person designated as the Activision Blizzard Group’s representative at that time as your delegate to effect such resignation.
(f)Covenant Not to Solicit.
(i)During your employment, you shall not, at any time or for any reason, either alone or jointly, with or on behalf of others, whether as principal, partner, agent, representative, equity holder, director, employee, consultant or otherwise, directly or indirectly: (a) offer employment to, or solicit the employment or engagement of, or otherwise entice away from the employment or engagement of Activision Blizzard, either for your own account or for any other person, firm or company, any person employed or otherwise engaged by Activision Blizzard, whether or not such person would commit any breach of a contract by reason of his or her leaving the service of Activision Blizzard; (b) solicit, induce or entice any client, customer, contractor, licensor, agent, supplier, partner or other business relationship of Activision Blizzard to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with Activision Blizzard; (c) assist others to engage in the acts contemplated by Sections 8(f)(i)(a) or (b); or (d) engage in any subterfuge to attempt to circumvent the application of this Section.
(ii)For a period of two (2) years following the termination of your employment for any reason whatsoever, you shall not, at any time or for any reason, either alone or jointly, with or on behalf of others, whether as principal, partner, agent, representative, equity holder, director, employee, consultant or otherwise, directly or indirectly (a) solicit the employment or engagement of, either for your own account or for any other person, firm or company, any person employed or otherwise engaged by Activision Blizzard, whether or not such person would commit any breach of a contract by reason of his or her leaving the service of Activision Blizzard; (b) assist others to engage in the acts contemplated by Section 8(f)(ii)(a); or (c) engage in any subterfuge to attempt to circumvent the application of this Section.
(iii)During your employment and at all times following the termination of your employment for any reason whatsoever, you shall not, at any time or for any reason, use the confidential or trade secret information of Activision Blizzard or any other unlawful means to directly or indirectly solicit, induce or entice any client, customer, contractor, licensor, agent, supplier, partner or other business relationship of Activision Blizzard to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with Activision Blizzard.
(iv)You expressly acknowledge and agree that the restrictions contained in this Section 8(f) are reasonably tailored to protect Activision Blizzard’s confidential information and trade secrets and to ensure that you do not violate your Duty of Loyalty or any other fiduciary duty to the Employer, and are reasonable in all circumstances in scope, duration and all other respects. The provisions of this Section 8(f) shall survive the expiration or earlier termination of this Agreement and shall remain and continue in effect if your employment becomes at-will as provided in Section 1(b).
9.Termination of Employment
(a)By the Employer for Cause.
(i)At any time during the Term, the Employer may terminate your employment for “Cause,” which shall mean a reasonable and good-faith determination by the Employer that you (i) engaged in gross negligence in the performance of your duties or wilfully and continuously failed or refused to perform any duties reasonably requested in the course of your employment; (ii) engaged in fraud, dishonesty, or any other serious misconduct that causes or has the potential to cause harm to any entity in the Activision Blizzard Group, including its business or reputation; (iii) materially violated any lawful directives or policies of the Activision

Blizzard Group or any laws, rules or regulations applicable to your employment with the Activision Blizzard Group; (iv) materially breached this Agreement or any other agreement to which you are a party with any members of Activision Blizzard Group; (v) materially breached any proprietary information or confidentiality agreement with any member of Activision Blizzard Group; (vi) were convicted of, or pled guilty or no contest to, a felony or crime involving dishonesty or moral turpitude; (vii) materially breached your fiduciary duties to the Activision Blizzard; or (viii) may not lawfully work for the Employer at your assigned principal place of business.
(ii)In the case of any termination for Cause that is curable without any residual damage (financial or otherwise) to Activision Blizzard Group, the Employer shall give you at least thirty (30) days written notice of its intent to terminate your employment; provided, that in no event shall any termination pursuant to clause (vi) of the definition of Cause be deemed curable. The notice shall specify (x) the effective date of your termination and (y) the particular acts or circumstances that constitute Cause for such termination. You shall be given the opportunity within fifteen (15) days after receiving the notice to explain why Cause does not exist or to cure any basis for Cause (other than a termination pursuant to clause (vi) of the definition thereof). Within fifteen (15) days after any such explanation or cure, the Employer will make its final determination regarding whether Cause exists and deliver such determination to you in writing. If the final decision is that Cause exists and no cure has occurred, your employment with the Employer shall be terminated for Cause as of the date of termination specified in the original notice. If the final decision is that Cause does not exist or a cure has occurred, your employment with the Employer shall not be terminated for Cause at that time.
(iii)If your employment terminates for any reason other than a termination by the Employer for Cause, at a time when the Employer had Cause to terminate you (or would have had Cause if it then knew all relevant facts) under clauses (i), (ii), (v), (vi) or (vii) of the definition of Cause, your termination shall be treated as a termination by the Employer for Cause.
(b)By the Employer Without Cause. The Employer may terminate your employment without Cause at any time during the Term and such termination shall not be deemed a breach by the Employer of any term of this Agreement or any other duty or obligation, expressed or implied, which the Employer may owe to you pursuant to any principle or provision of law.
(c)By You If Employer Terminates Authorization to Work Remotely Without Your Consent. The Employer has the right, in its sole discretion, to terminate your authorization to work remotely. At any time during the Term, you may terminate your employment if, without your written agreement or other voluntary action on your part, the Employer notifies you that you will no longer be permitted to work remotely, and assigns to you a principal place of business that is more than fifty (50) miles from the location of your residence at that time in either Harrisburg, Pennsylvania or Vienna, Virginia, and that materially and adversely affects your commute; provided, however, that you must (i) provide the Employer with written notice of your intent to terminate your employment under this Section 9(c) and a description of the event you believe gives you the right to do so within thirty (30) days after the initial existence of the event and (ii) the Employer shall have ninety (90) days after you provide the notice described above to cure any such default (the “Cure Period”).  You will have five (5) days following the end of the Cure Period to terminate your employment, if the Employer does not cure, after which your ability to terminate your employment under this Section 9(c) will no longer exist. You agree that if you resign for any other reason that it will constitute a material breach of this Agreement.

(d)Death. In the event of your death during the Term, your employment shall terminate immediately as of the date of your death.
(e)Disability. In the event that you are or become “disabled,” the Employer shall, to the extent permitted by applicable law, have the right to terminate your employment. For purposes of this Agreement, “disabled” shall mean that either (i) you have a physical or mental impairment that renders you unable to perform the duties required of you under this Agreement, even with the Employer providing you a reasonable accommodation, as determined by a physician mutually acceptable to you and the Employer or (ii) you are receiving benefits under any long-term disability plan of the Employer then in effect. You shall cooperate and make yourself available for any medical examination requested by the Employer with respect to any determination of whether you are disabled within ten (10) days of such a request. Without limiting the generality of the foregoing, to the extent provided by the Employer’s policies and practices then in effect, you shall not receive any Base Salary during any period in which you are disabled; provided, however, that nothing in this Section 9(e) shall impact any right you may have to any payments under the Employer’s short-term and long-term disability plans, if any.
10.Termination of Obligations and Severance Payments
(a)General. Upon the termination of your employment pursuant to Section 9, your rights and the Employer’s obligations to you under this Agreement shall immediately terminate except as provided in this Section 10 and Section 11(s), and you (or your heirs or estate, as applicable) shall be entitled to receive any amounts or benefits set forth below (subject in all cases to Sections 11(q) and 11(r)). The payments and benefits provided pursuant to this Section 10 are (x) in lieu of any severance or income continuation protection under any plan of the Activision Blizzard Group that may now or hereafter exist and (y) deemed to satisfy and be in full and final settlement of all obligations of the Activision Blizzard Group to you under this Agreement. You shall have no further right to receive any other compensation benefits following your termination of employment for any reason except as set forth in this Section 10.
For the purposes of this Agreement, the following terms shall have the following meanings:
“Basic Severance” shall mean payment of (1) any Base Salary earned but unpaid as of the Termination Date; (2) any business expenses incurred but not reimbursed under Section 5 as of the Termination Date; and (3) payment in lieu of any vacation accrued under Section 7 but unused as of the Termination Date.
“Bonus Severance” shall mean payment of:
(i)an amount equal to the Annual Bonus that the Employer determines, in its sole and absolute discretion, you would have received (if any) in accordance with Section 2(c) for any year that ended prior to the Termination Date had you remained employed through the date such bonus would have otherwise been paid (in the event that your Termination Date occurs before such bonus would have been paid) provided, however, that in the exercise of discretion, to the extent any other similarly situated executive has the same objective bonus measurements or metrics, the Employer will evaluate your achievement of such objective measurements or metrics in a manner consistent with such other similarly situated executive; and
(ii)an amount equal to the Annual Bonus that the Employer determines, in its sole and absolute discretion, you would have received (if any) in accordance with Section 2(c) for the year in which your Termination Date occurs had you remained employed through the date such bonus would have been paid, multiplied by a fraction, the numerator of which is the number corresponding to the calendar month in which the Termination Date occurs and the denominator of which is 12, where, for purposes of calculating the amount of such bonus, any goals will be measured by actual performance; provided, however, that in the exercise of discretion, to the extent any other similarly situated executive has the same objective bonus measurements or metrics, the Employer will evaluate your achievement of such objective measurements or metrics in a manner consistent with such other similarly situated executive.
“Termination Date” shall mean the effective date of your termination of employment pursuant to Sections 9(a)-(e).
“Total Severance Limit” shall mean the maximum total value of any severance payments and benefits that you will be due from the Employer in any scenario, which maximum total value shall be equal to your prior year’s target compensation, as determined by the Compensation Committee, notwithstanding anything to the contrary in this Agreement; provided, however, that if the AOP OI Objective for the calendar year preceding the calendar year in which your Termination Date occurred (the “Measurement Year”) was 100% or more of the annual operating plan operating income objective established by the Board for such Measurement Year, the Employer’s Chief Executive Officer may, in the Chief Executive Officer’s sole and absolute discretion, increase the Total Severance Limit.
(b)Death. In the event your employment is terminated under Section 9(d), and subject to the Total Severance Limit:
(i)Basic Severance. Your heirs or estate, as the case may be, shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the Termination Date unless a different payment date is prescribed by an applicable compensation, incentive or benefit plan, in which case payment shall be made in accordance with such plan;
(ii)Lump Sum Payment of Two Times Base Salary. Your heirs or estate, as the case may be, shall receive payment of an amount equal to two (2) times the Base Salary (at the rate in effect as of the Termination Date) in a lump sum within thirty (30) days following the Termination Date; provided, however, that this amount shall be reduced by any payments to which you become entitled upon death under any Employer-sponsored plan other than the $2,000,000 Life Insurance Policy as defined in Section 6(a);
(iii)Bonus Severance. Your heirs or estate, as the case may be, shall receive payment of the Bonus Severance in a lump sum no later than the 15th day of the third month of the year following the year to which the underlying amount relates; and
(iv)Impact on Equity Awards. All outstanding equity awards shall cease to vest. All vested equity shall be handled in accordance with the applicable incentive plans and award agreements. Any equity awards that are not vested as of your Termination Date will be cancelled immediately.

(c)Termination by the Employer Without Cause, by You if Your Principal Place of Business Is Relocated Without Your Consent or by the Employer if You Become Disabled. In the event the Employer terminates your employment under Section 9(b), you terminate your employment under Section 9(c) or the Employer terminates your employment under Section 9(e) and subject to the Total Severance Limit:
(i)Basic Severance. You or your legal representative, as the case may be, shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the Termination Date unless a different payment date is prescribed by an applicable compensation, incentive or benefit plan, in which case payment shall be made in accordance with such plan;
(ii)Salary Continuation. You or your legal representative, as the case may be, shall receive the payment of an amount equal to the Base Salary (at the rate in effect on the Termination Date) that you would have received had you remained employed through the Expiration Date, which amount shall be paid in equal installments commencing on the first payroll date following the 60th day following the Termination Date in accordance with the Employer’s payroll practices as in effect from time to time, provided that the first such payment shall include any installments relating to the 60 day period following the Termination Date; provided, however, that, to the extent doing so will not result in the imposition of additional taxes under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (the “Code”), this amount shall be reduced by any payments which you have received or to which you become entitled under any Employer-sponsored long-term disability plan;
(iii)Bonus Severance. You or your legal representative, as the case may be, shall receive payment of the Bonus Severance in a lump sum no later than the 15th day of the third month of the year following the year to which the underlying amount relates; and
(iv)Impact on Equity Awards. All outstanding equity awards shall cease to vest. All vested equity shall be handled in accordance with the applicable incentive plans and award agreements. Any equity awards that are not vested as of your Termination Date will be cancelled immediately.
(v)Severance Conditioned Upon Release. Payments and benefits described in Sections 10(c)(ii) and (c)(iii) are conditioned upon your or your legal representative’s execution of a waiver and release in a form prepared and provided to you by the Employer within thirty-two (32) days after the Termination Date, and that release becoming effective and irrevocable in its entirety within sixty (60) days of the Termination Date. Unless otherwise provided by the Employer, if the release referenced above does not become effective and irrevocable on or prior to the sixtieth (60th) day following the Termination Date, you shall not be entitled to any payments under this Section 10(c) other than the Basic Severance.
(d)Termination by the Employer Without Cause (Section 9(b)), by You if Your Principal Place of Business Is Relocated Without Your Consent (Section 9(c)), by the Employer if Because of Your Death (Section 9(d)) or You Become Disabled (Section 9(e)). If and only if your employment is terminated pursuant to Section 9(b), 9(c), 9(d) or 9(e), in addition to any payments and benefits described in Section 10(c)(ii) and 10(c)(iii) you (or your legal representative) may be due, you will also receive, subject to the Total Severance Limit:
(i)Additional Severance.
a.You or your legal representative, as the case may be, shall receive payment of $850,000, if, and only if, (i) your Termination Date is after October 6, 2022, but before October 31, 2023, and (ii) the Compensation Committee determines, in its sole and absolute discretion, that Activision Blizzard’s 2022 OI is 90% or greater than the 2022 OI Objective;
b.You or your legal representative, as the case may be, shall receive payment of $850,000, if, and only if, (i) your Termination Date is after October 31, 2023, but before October 31, 2024, and (ii) the Compensation Committee determines, in its sole and absolute discretion, that Activision Blizzard’s 2023 OI is 90% or greater than the 2023 OI Objective; and
All amounts owed pursuant to this Section 10(d)(i) will be paid within thirty (30) days after the date the Compensation Committee determines that the applicable OI conditions have been achieved (if any), provided that this is no sooner than the 60th day following the Termination Date, and will be subject to applicable taxes and withholdings.
(ii)Severance Conditioned Upon Release. Payments and benefits described in this Section 10(d) are conditioned upon your or your legal representative’s execution of a waiver and release in a form prepared and provided to you by the Employer within thirty-two (32) days after the Termination Date, and that release becoming effective and irrevocable in its entirety within sixty (60) days of the Termination Date. Unless otherwise provided by the Employer, if the release referenced above does not become effective and irrevocable on or prior to the sixtieth (60th) day following the Termination Date, you shall not be entitled to any payments under this Section 10(d).
(e)Termination by the Employer For Cause. In the event your employment is terminated by the Employer under Section 9(a), then:
(i)Basic Severance. You shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the Termination Date unless a different payment date is prescribed by an applicable compensation, incentive or benefit plan, in which case payment shall be made in accordance with such plan; and
(ii)Impact on Equity Awards. All outstanding equity awards shall cease to vest and, whether or not vested, shall no longer be exercisable and shall be cancelled immediately.
(f)Termination on the Expiration Date. In the event your employment terminates on the Expiration Date, then:
(i)Basic Severance. You shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the Termination Date unless a different payment date is prescribed by an applicable compensation, incentive or benefit plan, in which case payment shall be made in accordance with such plan;
(ii)Bonus Severance. You shall receive payment of the Bonus Severance in a lump sum no later than the fifteenth (15th) day of the third month of the year following the year to which the underlying amount relates; and
(iii)Impact on Equity Awards. All outstanding equity awards shall cease to vest. All vested equity shall be handled in accordance with the applicable incentive plans and award agreements. Any equity awards that are not vested as of your Termination Date will be cancelled immediately.
(g)Breach of Post-termination Obligations or Subsequent Employment.
(i)Breach of Post-termination Obligations. In the event that you breach any of your obligations under Section 8, the Employer’s obligation, if any, to make payments and provide benefits under Section 10 (other than payment of the Basic Severance) shall immediately and permanently cease and you shall not be entitled to any such payments or benefits.
(ii)Subsequent Employment or Services. Notwithstanding anything to the contrary contained herein, you shall receive any payments and benefits to which you may be entitled under Section 10 (other than payment of the Basic Severance) only for the time period that you do not obtain subsequent employment and/or provide services of any kind for compensation, whether as principal, owner, partner, agent, shareholder, director, employee, consultant, advisor or otherwise, to any person, company, venture or other person or business entity. If, at any time, you obtain subsequent employment or provide services as set forth in the prior sentence, you must promptly notify the Employer and payments and benefits to which you may be entitled under Section 10 (other than payment of the Basic Severance) shall cease as of the date you commenced such employment or provision of services.
11.General Provisions
(a)Entire Agreement. This Agreement, together with the Confidential Information Agreement and the Activision Blizzard Group Dispute Resolution Agreement (the “Dispute Resolution Agreement”, as referenced in Section 11(k) below), supersede all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of your employment with the Activision Blizzard, and no amendment or modification of these agreements shall be binding unless it is set forth in a writing signed by both the Employer and you. You acknowledge that in entering into this Agreement, you are not relying on any promises or representations (whether oral or written) other than those set forth in the agreements referenced in this Section. To the extent that this Agreement conflicts with any of the Employer’s policies, procedures, rules or regulations, this Agreement shall supersede the other policies, procedures, rules or regulations.
(b)Use of Employee’s Name and Likeness. You hereby irrevocably grant each member of the Activision Blizzard Group the right, but not the obligation, to use your name or likeness in any product made by the Activision Blizzard Group or for any publicity or advertising purpose in any medium now known or hereafter existing.

(c)Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by you without the prior written consent of the Employer. The Employer may assign this Agreement or all or any part of its rights and obligations under this Agreement at any time and following such assignment all references to the Employer shall be deemed to refer to such assignee and the Employer shall thereafter have no obligation under this Agreement.
(d)No Conflict with Prior Agreements. You represent to the Employer that neither your commencement of employment under this Agreement nor the performance of your duties under this Agreement conflicts or will conflict with any contractual or legal commitment on your part to any third party, nor does it or will it violate or interfere with any rights of any third party and you will notify us prior to your execution of this Agreement if you may be subject to or have executed any contracts, offer letters or any other documents that contain any unexpired post termination restrictions such as a non-competition or non-solicitation agreement. If you have acquired any confidential or proprietary information in the course of your prior employment or otherwise in connection with your provision of services to any entity outside the Activision Blizzard Group, during the Term you will fully comply with any duties to such entity then-applicable to you not to disclose or otherwise use such information. Without limiting the generality of the foregoing, you acknowledge signing and delivering to the Employer the New Employee Letter and Certification attached as Exhibit C hereto (the “New Employee Letter and Certification”) as of the Effective Date and you agree that all terms and conditions contained in such agreement, and all of your obligations and commitments provided for in such agreement, shall be deemed, and hereby are, incorporated into this Agreement as if set forth in full herein. You further acknowledge and agree that any misrepresentation to the Activision Blizzard Group of any of the provisions contained in this Section 11(d) constitutes a material breach of this Agreement pursuant to Section 9(a)(i) of this Agreement.
(e)Successors. This Agreement shall be binding on and inure to the benefit of the Employer and its successors and assigns, including successors by merger and operation of law. This Agreement shall also be binding on and inure to the benefit of you and your heirs, executors, administrators and legal representatives.
(f)Waiver. No waiver by you or the Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.
(g)Expiration. This Agreement does not constitute a commitment of the Employer with regard to your employment, express or implied, other than to the extent expressly provided for herein. Upon the Expiration Date, or, if earlier, the termination of this Agreement pursuant to Section 9, the Employer shall not have any obligations with respect to your continued employment.
(h)Taxation. The Employer may withhold from any payments made under the Agreement all federal, state, city or other applicable taxes or amounts as shall be required or permitted pursuant to any law, governmental regulation or ruling or agreement with you.
(i)Immigration. In accordance with the Immigration Reform and Control Act of 1986, employment under this Agreement is conditioned upon satisfactory proof of your identity and legal ability to work in the United States.

(j)Choice of Law. Except to the extent governed by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of California or whatever other state in which you were last employed by the Employer, without regard to conflict of law principles.
(k)Arbitration. Except as otherwise provided in this Agreement and the Non-Disclosure Agreement referenced above, both parties agree that any dispute or controversy between them will be settled by final and binding arbitration pursuant to the terms of the Dispute Resolution Agreement (attached hereto as Exhibit B).
(l)Severability. It is expressly agreed by the parties that each of the provisions included in Section 8(f) is separate, distinct, and severable from the other and remaining provisions of Section 8(f), and that the invalidity or unenforceability of any Section 8(f) provision shall not affect the validity or enforceability of any other provision or provisions of this Agreement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under, or would require the commission of any act contrary to, existing or future laws effective during the Term, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a legal and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
(m)Services Unique. You recognize that the services being performed by you under this Agreement are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages in the event of a breach of this Agreement by you.
(n)Injunctive Relief. In the event of a breach of or threatened breach of the provisions of this Agreement regarding the exclusivity of your services and the provisions of Section 8, you agree that any remedy at law would be inadequate. Accordingly, you agree that the Employer is entitled to obtain injunctive relief for such breaches or threatened breaches in any court of competent jurisdiction. The injunctive relief provided for in Exhibit B and this Section 11(n) is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party. The parties agree to waive the requirement of posting a bond in connection with a court or arbitrator’s issuance of an injunction.
(o)Remedies Cumulative. The remedies in this Agreement are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this Agreement.
(p)Headings. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.
(q)Section 409A. To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A. The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding anything contained herein to the contrary, to the extent any payment under this Agreement is subject to Section 409A, you shall not be considered to have terminated employment with the Employer for purposes of the Agreement and no payments shall be due to you under the

Agreement which are payable upon your termination of employment unless you would be considered to have incurred a “separation from service” from the Employer within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following your termination of employment shall instead be paid on the first business day after the date that is six months following your termination of employment (or upon your death, if earlier). In addition, for purposes of the Agreement, each amount to be paid or benefit to be provided to you pursuant to the Agreement shall be construed as a separate identified payment for purposes of Section 409A. With respect to expenses eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A; provided, however, that with respect to any reimbursements for any taxes to which you become entitled under the terms of the Agreement, the payment of such reimbursements shall be made by the Employer no later than the end of the calendar year following the calendar year in which you remit the related taxes.
(r)Section 280G. Notwithstanding anything herein to the contrary, in the event that you receive any payments or distributions, whether payable, distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “parachute payments” within the meaning of Section 280G of the Code, and the net after-tax amount of the parachute payment is less than the net after-tax amount if the aggregate payment to be made to you were three times your “base amount” (as defined in Section 280G(b)(3) of the Code), less $1.00, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times your base amount, less $1.00. To the extent the aggregate of the amounts constituting the parachute payments are required to be so reduced, the amounts provided under Section 10 of this Agreement shall be reduced (if necessary, to zero) with amounts that are payable reduced first; provided, however, that in all events the payments provided under Section 10 of this Agreement which are not subject to Section 409A shall be reduced first. The determinations to be made with respect to this Section 11(r) shall be made by a certified public accounting firm designated by the Employer.
(s)Survivability. The provisions of Sections 8, 10, 11, and 12, as well as Exhibits A and B, shall survive the termination or expiration of this Agreement.
(t)Counterparts and Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. The Agreement may be executed by facsimile or other electronic method. If electronic methods are used by the parties to execute this Agreement, the parties agree that the place of sending and receiving this Agreement shall be in the State of California.
(u)Legal Counsel. You acknowledge that you have been given the opportunity to consult with legal counsel or any other advisor of your own choosing regarding this Agreement. The Employer shall pay the reasonable costs and expenses of such legal counsel (up to no more than $25,000) in connection with your onboarding within forty-five days after you submit to the Employer a redacted invoice from your legal counsel, which submission shall not occur until after you begin employment with the Employer but shall occur no later than thirty (30) days after you begin employment with the Employer. You understand and agree that any attorney retained by the Employer, the Activision Blizzard Group or any member of management who has discussed any term or condition of this Agreement with you or your advisor is only acting on behalf of the Employer and not on your behalf.
(v)Right to Negotiate. You hereby acknowledge that you have been given the opportunity to participate in the negotiation of the terms of this Agreement. You acknowledge and confirm that you have read this Agreement and fully understand its terms and contents, and that you are entering into this agreement voluntarily, with sufficient time to consider the terms and conditions of this Agreement.
(w)No Broker. You have given no indication, representation or commitment of any nature to any broker, finder, agent or other third party to the effect that any fees or commissions of any nature are, or under any circumstances might be, payable by the Activision Blizzard Group in connection with your employment under this Agreement.
12.Indemnification
The Employer agrees that it shall indemnify and hold you harmless to the fullest extent permitted by Delaware law from and against any and all third-party liabilities, costs and claims, and all expenses actually and reasonably incurred by you in connection therewith by reason of the fact that you are or were employed by Activision Blizzard, including, without limitation, all costs and expenses actually and reasonably incurred by you in defense of litigation arising out of your employment hereunder.
13.Notices
All notices which either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

To the Employer:	Activision Blizzard, Inc.
2425 Olympic Boulevard, Suite 100
Santa Monica, California 90404
Attention: Chief Legal Officer

To You:	Lulu Cheng Meservey
(to be sent to the last know home
address on file with Human Resources)

Either party may by written notice designate a different address for giving of notices. The date of mailing of any such notices shall be deemed to be the date on which such notice is given.
[Signature Page Follows]

ACCEPTED AND AGREED TO:

Employer ACTIVISION BLIZZARD, INC.	Employee
By: /s/ Julie Hodges	By: /s/ Lulu Cheng Meservey
Julie Hodges	Lulu Cheng Meservey
Chief People Officer
Date: 10/5/2022	Date: 10/5/2022